Exhibit 99.1

Media contact: Scott Earle 206-233-2070 scott.earle@tgcoffee.com

Tully’s Coffee Announces Retirement of Carl W. Pennington;

Names Scott M. Pearson as New Chief Executive Officer

Pearson to Assume CEO Role Effective April 1

Seattle, Wash. – March 24, 2011 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced that Carl W. Pennington made the decision to retire from his position as President and Chief Executive Officer of Tully’s Coffee, effective March 31, 2011. Pennington will be replaced by Scott M. Pearson, who will take over as CEO and President effective April 1, 2011.

While retiring from managing the day-to-day operations of Tully’s Coffee, Pennington will continue to serve as Chairman of the Board of Directors until the next shareholder meeting, which is expected to occur later this spring.

“The last three years at Tully’s Coffee has generated some the most exciting and rewarding experiences of my professional career,” said Pennington. “While I’ll certainly miss the amazing employees and staff that pour their heart and soul into the success of Tully’s everyday, now is the time for me to step back and enjoy retirement with my loving wife of 50 years and my beautiful children and grandchildren.”

“We wish to thank Carl for his years of service to the Company as CEO, and for guiding the company through a period of significant change,” said Jan Hendrickson, lead director of Tully’s Board of Directors. “We wish Carl all the best in his well-deserved retirement, and all his future endeavors.”

As newly appointed CEO, Pearson brings Tully’s an accomplished executive with outstanding leadership credentials and proven success. He has a solid track record with a broad spectrum of businesses, spanning from small entrepreneurial companies to the Fortune 100, including IBM and Coca Cola Enterprises.

“Scott is going to bring an outstanding energy, business acumen and sales philosophy to Tully’s Coffee, not to mention his in-depth knowledge and experience in the consumer-packed goods and beverage industry,” said Pennington. “He and I will be working closely together to make this a seamless transition so we are able to build upon the momentum we currently have, and elevate our business to an even higher level with Scott’s leadership.”

“We are thrilled that an executive of Scott Pearson’s caliber will join us as we continue to improve the operations of Tully’s,” said Hendrickson. “We look forward to working closely with Scott to maximize the opportunity Tully’s presents for all its stakeholders.”

Pearson’s proven experience recruiting, galvanizing and leading high performance teams that are focused on maximizing revenue, profitability and exemplary customer service will be a great asset to Tully’s.

ABOUT TC GLOBAL, INC.:

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at nearly 600 branded retail locations globally, including more than 200 in the United States. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S, in Seattle, WA. For more information: (800) MY-TULLY or TullysCoffeeShops.com.

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